Exhibit 3.5(a)

Business Entity - Filing Acknowledgement 04/10/2025 Work Order Item Number: Filing Number: Filing Type: Filing Date/Time: Filing Page(s): W2025041000370 - 4378158 20254813362 Withdrawal of Designation 4/10/2025 8:53:00 AM 2 Indexed Entity Information: Entity ID: E39113322024 - 5 Entity Status: Active Entity Name: Unusual Machines, Inc. Expiration Date: None Commercial Registered Agent CORPORATE CREATIONS NETWORK INC. 8275 SOUTH EASTERN AVENUE #200, Las Vegas, NV 89123, USA FRANCISCO V. AGUILAR Secretary of State RUBEN J. RODRIGUEZ Deputy Secretary for Southern Nevada 2250 Las Vegas Blvd North, Suite 400 North Las Vegas, NV 89030 Telephone (702) 486 - 2880 Fax (702) 486 - 2452 STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE GABRIEL DI CHIARA Chief Deputy Secretary of State DEANNA L. REYNOLDS Deputy Secretary for Commercial Recordings 401 N. Carson Street Carson City, NV 89701 Telephone (775) 684 - 5708 Fax (775) 684 - 7141 The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future. Respectfully, FRANCISCO V. AGUILAR Secretary of State Page 1 of 1 Commercial Recording 2250 Las Vegas Blvd North North Las Vegas, NV 89030 401 N. Carson Street Carson City, NV 89701 1 State of Nevada Way Las Vegas, NV 89119

Business Number E39113322024 - 5 Filed in the Office of Filing Number 20254813362 Secretary of State State Of Nevada Filed On 4/10/2025 8:53:00 AM Number of Pages 1